SUPPLEMENTAL INDENTURE

        SUPPLEMENTAL INDENTURE, dated as of April 22, 2005 (this “Supplemental Indenture”), between ALLEGHENY ENERGY, INC., a Maryland corporation (the “Company”) and WILMINGTON TRUST COMPANY, a Delaware banking association, as trustee under the indenture referred to herein (the “Trustee”).

W I T N E S S E T H:

        WHEREAS, on July 24, 2003, pursuant to an offering exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), the Company issued and sold to Allegheny Capital Trust I, a wholly-owned subsidiary of the Company (“Capital Trust”), approximately $300 million aggregate principal amount of 11 7/8% Notes due 2008 (the “Notes”) and attached warrants (the “Warrants”) to purchase up to an aggregate of 24,999,000 shares of the Company’s Common Stock, par value $1.25 per share (the “Common Stock”), subject to certain anti-dilution adjustments;

        WHEREAS, the Notes were issued pursuant to an indenture, dated as of July 24, 2003 (the “Indenture”), by and between the Company and the Trustee;

        WHEREAS, on July 24, 2003, pursuant to an offering exempt from registration under the Securities Act, Capital Trust issued and sold to certain purchasers $300,000,000 aggregate liquidation amount of 11 7/8% Mandatorily Convertible Trust Preferred Securities (the “Preferred Securities”). The Preferred Securities are convertible into shares of Common Stock and operate in tandum with the Notes and Warrants;

        WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may, with certain exceptions, amend the Indenture and the Notes with the written consent of the Holders of a Majority in Liquidation Amount of the Preferred Securities;

        WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may amend the anti-layering covenant of the Indenture (Section 4.11) with the written consent of 75% in Liquidation Amount of the Preferred Securities (the “Additional Amendment”);

        WHEREAS, the Company has offered to purchase any and all of the outstanding Preferred Securities and the Company and Capital Trust have distributed an Offering Circular, dated March 23, 2005, as amended on April 6, 2005 (the “Offering Circular”), and accompanying Consent and Letter of Transmittal to the Holders of the Preferred Securities in connection with certain proposed amendments to the Indenture (the “Proposed Amendments”) and the Additional Amendment, as described in the Offering Circular;

        WHEREAS, the Holders of a Majority in Liquidation Amount of the Preferred Securities have validly approved the Proposed Amendments;

        WHEREAS, the Holders of 75% in Liquidation Amount of the Preferred Securities have validly approved the Additional Amendment;

        WHEREAS, the execution and delivery of this Supplemental Indenture have been duly authorized by all necessary corporate action on the part of the Company and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with; and

        NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree, for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE I - AMENDMENTS

Section 1.1.  Amendments to the Indenture and Notes.

(a)     The following Sections of the Indenture, and any corresponding provisions in the Notes, are hereby deleted in their entirety and replaced with “Intentionally Omitted.”:

Existing Section Number	Caption
Section 4.03	Compliance Certificate
Section 4.04	Incurrence of Indebtedness
Section 4.05	Issuance of Parent Guarantees and Subsidiary Guarantees; Guarantees of Obligations under Hedge Agreements
Section 4.06	Asset Sales
Section 4.07	Limitation on Liens
Section 4.08	Insurance
Section 4.09	Corporate Existence
Section 4.10	Offer to Repurchase Upon Change of Control
Section 4.11	Anti-Layering
Section 4.12	Payment Restrictions Affecting Restricted Subsidiaries
Section 4.13	Compliance with Laws
Section 4.14	Maintenance of Properties, etc.
Section 4.15	Transactions with Affiliates
Section 4.16	Ranking
Section 4.17	Change in Nature of Business
Section 4.18	Investments in Other Persons
Section 4.19	Restricted Payments
Section 4.20	Compliance with ERISA
Section 4.21	Reports
Section 5.01	Merger, Consolidation, or Sale of Assets

(b)     Paragraphs (d), (e), (f), (g) and (h) of Section 6.01 of the Indenture are hereby deleted and replaced with “Intentionally Omitted.”

(c)     Upon the effective date of this Supplemental Indenture, the following definitions shall be deemed deleted in their entirety when references to such definitions would be eliminated as a result of the amendments described herein:

        (i)     Company Permitted Debt;

        (ii)     Restricted Subsidiary Permitted Debt

        (iii)     Permitted Debt;

        (iv)     Parent Guarantees;

        (v)     Subsidiary Guarantees;

        (vi)     Asset Sale Offer;

        (vii)     Change of Control;

        (viii)     Change of Control Offer;

        (ix)     Change of Control Payment;

        (x)     Change of Control Payment Date;

        (xi)     Option of Holder to Elect Purchase;

        (xii)     Restricted Payments;

        (xiii)     ERISA;

        (xiv)     ERISA Affiliate;

        (xv)     Multiple Employer Plan;

        (xvi)     Single Employer Plan;

        (xvii)     Free Cash Amount;

        (xviii)     Asset Sale;

        (xix)     Asset Sale Covenant;

        (xx)     Benchmark Asset Sale Covenant;

        (xxi)     Covenant Commencement Event;

        (xxii)     Net Cash Proceeds;

        (xxiii)     Benchmark Investments Covenant;

        (xxiv)     Current Business;

        (xxv)     Permitted Capital Expenditure Indebtedness;

        (xxvi)     Applicable Law;

        (xxvii)     Permitted Liens;

        (xxviii)     Pari Passu Indebtedness;

        (xxix)     Existing Indebtedness;

        (xxx)     Subordinated Indebtedness;

        (xxxi)     Preferred Interests;

        (xxxii)     PBGC;

        (xxxiii)     Material Adverse Effect;

        (xxxiv)     Termination Event; and

        (xxxv)     Permitted Hedging Agreements.

(d)     The Notes include certain of the aforementioned definitions found in the Indenture. Upon the effective date of this Supplemental Indenture, any such definitions included in the Notes shall also be deemed deleted as applicable.

ARTICLE II - MISCELLANEOUS

        Section 2.1. Effect of Supplemental Indenture. Upon the execution and delivery of this Supplemental Indenture by the Company and the Trustee, the Indenture shall be amended and supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

        Section 2.2. Indenture Remains in Full Force and Effect. Except as amended and supplemented by this Supplemental Indenture, all provisions in the Indenture shall remain in full force and effect.

        Section 2.3. References to Supplemental Indenture. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Supplemental Indenture may refer to the Indenture without making specific reference to this Supplemental Indenture, but nevertheless all such references shall include this Supplemental Indenture unless the context requires otherwise.

        Section 2.4. Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part of and govern any provision of this Supplemental Indenture, the provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

        Section 2.5. Severability. If any court of competent jurisdiction shall determine that any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        Section 2.6. Terms Defined in the Indenture. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

        Section 2.7. Headings. The Article headings of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

        Section 2.8. Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Notes any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Notes.

        Section 2.9. Successors. All agreements of the Company in this Supplemental Indenture shall bind their respective successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

        Section 2.10. Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness.

        Section 2.11. Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture and the Notes relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

        Section 2.12. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

        Section 2.13. Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

        Section 2.14. Further Instruments and Acts. Upon request of the Company, the Trustee will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Supplemental Indenture.

        IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

ALLEGHENY ENERGY, INC. BY: /S/ Jeffrey D. Serkes —————————————— Name: Jeffrey D. Serkes Title: Senior Vice President and Chief Financial Officer

WILMINGTON TRUST COMPANY, as Trustee BY: /S/ W. Thomas Morris, II —————————————— Name: W. Thomas Morris, II Title: Assistant Secretary and Senior Financial Services Officer